Exhibit 99

VF Reports First Quarter Fiscal 2019 Results; Raises Full Year Fiscal 2019 Outlook

  Revenue from continuing operations increased 23 percent (up 21 percent in constant dollars) to $2.8 billion; revenue from continuing operations increased 12 percent (up 10 percent in constant dollars) excluding the revenue contribution from acquisitions;
  Active segment revenue increased 25 percent (up 22 percent in constant dollars) including a 35 percent (32 percent in constant dollars) increase in Vans® brand revenue; Outdoor segment revenue increased 6 percent (up 3 percent in constant dollars) including an 8 percent (5 percent in constant dollars) increase in The North Face® brand revenue and a 6-percentage point revenue growth contribution from acquisitions;
  International revenue increased 27 percent (up 22 percent in constant dollars), including a 13-percentage point revenue growth contribution from acquisitions;
  Direct-to-consumer revenue increased 22 percent (up 20 percent in constant dollars), including a 6-percentage point revenue growth contribution from acquisitions; Digital revenue increased 54 percent (up 50 percent in constant dollars), including a 21-percentage point revenue growth contribution from acquisitions;
  Gross margin from continuing operations increased 70 basis points to 50.3 percent; on an adjusted basis, gross margin increased 90 basis points to 50.5 percent; excluding the impact of acquisitions, on an adjusted basis, gross margin increased 170 basis points to 51.3 percent;
  Earnings per share from continuing operations was $0.40. Adjusted earnings per share from continuing operations increased 62 percent (up 56 percent in constant dollars) to $0.43, including a $0.04 contribution from acquisitions;
  Full year fiscal 2019 revenue is now expected to be in the range of $13.6 billion to $13.7 billion, reflecting an increase of 10 percent to 11 percent; and,
  Full year fiscal 2019 adjusted earnings per share is now expected to be in the range of $3.52 to $3.57, reflecting an increase of 12 percent to 14 percent.

GREENSBORO, N.C.--(BUSINESS WIRE)--July 20, 2018--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended June 30, 2018. All per share amounts are presented on a diluted basis. This release refers to “reported” and “constant dollar” amounts, terms that are described under the heading “Constant Currency - Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “constant dollar” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations - Nautica® Brand Business and Licensing Business.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, terms that are described under the heading “Adjusted Amounts - Excluding Williamson-Dickie, Icebreaker® and Altra® Transaction and Deal Related Expenses and the Provisional Impact of U.S. Tax Legislation.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

“VF's first quarter results were strong, driven by continued broad based acceleration across our core brands and platforms,” said Steve Rendle, Chairman, President and Chief Executive Officer. “We are executing well against our 2021 growth plan and continuing on our journey to reshape the portfolio and transform VF into a purpose-led, performance driven, consumer-centric organization focused on and committed to delivering superior returns to shareholders.”

Reportable Segment Change

In light of recently completed acquisitions, divestitures, and organizational realignments, the company has changed its reporting structure to better support and assess the operations of the business. The company's new reportable segments are Outdoor, Active, Work and Jeans. In this release, the company has recast historical financial information to reflect the new reportable segments. The recast historical financial information is included in the attached supplemental financial tables.

Constant Currency - Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation impacts from foreign currency exchange rates. This release also refers to “constant dollar” amounts, which exclude the impact of translating foreign currencies into U.S. dollars. Reconciliations of GAAP measures to constant currency amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations - Nautica® Brand Business and Licensing Business

On April 30, 2018, the company completed the sale of its Nautica® brand business. Accordingly, the company has classified the assets and liabilities of the Nautica® brand business as held-for-sale through the date of sale and has included the operating results of this business in discontinued operations for all periods presented.

On April 28, 2017, the company completed the sale of its Licensed Sports Group (LSG) business, including the Majestic® brand. In conjunction with the LSG divestiture, VF executed its plan to entirely exit the licensing business and completed the sale of the assets of the JanSport® brand collegiate business in the fourth quarter of 2017. Accordingly, the company has removed the assets and liabilities of the licensing business as of the dates noted above and included the operating results of these businesses in discontinued operations for all periods presented.

The company’s after-tax net income from discontinued operations was $0.4 million in the first quarter of fiscal 2019, which includes the operating results of the Nautica® brand business during the period through the date of sale.

Adjusted Amounts - Excluding Williamson-Dickie, Icebreaker® and Altra® Transaction and Deal Related Expenses and the Provisional Impact of U.S. Tax Legislation

This release refers to adjusted amounts that exclude transaction and deal related expenses associated with the acquisitions of Williamson-Dickie, Icebreaker® and Altra®. Total transaction and deal related expenses were approximately $19 million in the first quarter of fiscal 2019.

Adjusted amounts in this release also exclude the provisional amounts recorded due to recent U.S. tax legislation. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act. Measurement period adjustments related to the provisional net charge resulted in a benefit of approximately $3 million in the first quarter of fiscal 2019.

Combined, the above net charges negatively impacted earnings per share by $0.03 during the first quarter of fiscal 2019. All adjusted amounts referenced herein exclude the effects of these amounts.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

First Quarter Fiscal 2019 Income Statement Review

  Revenue increased 23 percent (up 21 percent in constant dollars) to $2.8 billion, including a $249 million revenue contribution from the Williamson-Dickie, Icebreaker® and Altra® acquisitions. Excluding acquisitions, revenue increased 12 percent (up 10 percent in constant dollars), driven by broad-based strength across VF’s international and direct-to-consumer platforms and Active and Work segments.
  Gross margin improved 70 basis points to 50.3 percent, as benefits from a mix-shift toward higher margin businesses and continued focus on fundamentals were partially offset by the impact of acquisitions. On an adjusted basis, gross margin increased 90 basis points to 50.5 percent. Adjusted gross margin, excluding acquisitions, increased 170 basis points to 51.3 percent.
  Operating income on a reported basis was $231 million. On an adjusted basis, operating income increased 57 percent to $250 million, including an $20 million contribution from acquisitions. Operating margin on a reported basis increased 130 basis points to 8.3 percent. Adjusted operating margin increased 200 basis points to 9.0 percent. Adjusted operating margin, excluding acquisitions, increased 210 basis points to 9.1 percent.
  Earnings per share was $0.40 on a reported basis. On an adjusted basis, earnings per share increased 62 percent (56 percent in constant dollars) to $0.43, including a $0.04 contribution from acquisitions.

Balance Sheet Highlights

Inventories were up 20 percent compared with the same period last year. Excluding the impact of acquisitions, inventories increased 2 percent. The company has $4 billion remaining under its current share repurchase authorization.

Adjusted Full Year Fiscal 2019 Outlook

The following outlook for fiscal year 2019 is on an adjusted basis and has been updated to include the following:

  Revenue is now expected to be in the range of $13.6 billion to $13.7 billion, reflecting an increase of 10 percent to 11 percent, and includes more than a $150 million negative impact from unfavorable foreign currency exchange rates relative to the prior outlook. This compares to the previous expectation of revenue between $13.45 billion and $13.55 billion, which reflected a 9 percent to 10 percent increase. By segment, revenue for Outdoor is expected to increase 6 percent to 8 percent; revenue for Active is expected to increase 13 percent to 14 percent; revenue for Work is expected to increase more than 35 percent; and, revenue for Jeans is expected to be about flat compared to the prior year.
  International revenue is now expected to increase between 12 percent and 13 percent versus the previous expectation of a 13 percent to 15 percent increase. By geographic region, Europe revenue is expected to increase 12 percent to 13 percent (previously 13 percent to 15 percent); Asia Pacific revenue is expected to increase 14 percent to 15 percent (previously 15 percent to 17 percent); and, Americas (non-U.S.) revenue is expected to increase 9 percent to 10 percent (previously 10 percent to 12 percent).
  Direct-to-consumer revenue is now expected to increase between 11 percent and 13 percent versus the previous expectation of an 8 percent to 10 percent increase. Digital revenue is now expected to increase more than 30 percent versus the previous expectation of a more than 25 percent increase.
  Gross margin is still expected to approximate 51 percent.
  Operating margin is now expected to increase 70 basis points to about 13.4 percent, versus the previous expectation of about 13.2 percent.
  Earnings per share is now expected to be in the range of $3.52 to $3.57, reflecting an increase of 12 percent to 14 percent, and includes about a $0.06 negative impact from unfavorable foreign currency exchange rates relative to the prior outlook. This compares to the previous expectation of $3.48 to $3.53, which reflected an increase of between 11 percent and 13 percent.
  Cash flow from operations is now expected to exceed $1.7 billion (up from $1.6 billion previously).
  Other full year assumptions include an effective tax rate of approximately 16.5 percent (down from 17 percent previously) and capital expenditures of approximately $275 million.

Dividend Declared

VF’s Board of Directors declared a quarterly dividend of $0.46 per share, payable on September 20, 2018 to shareholders of record on September 10, 2018.

Webcast Information

VF will host its first quarter fiscal 2019 conference call beginning at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Presentation

A presentation on first quarter fiscal 2019 results will be available at ir.vfc.com beginning at approximately 7:30 a.m. Eastern Time today and will be archived at the same location.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; VF's ability to execute and integrate acquisitions; changes in tax laws and liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June		%
	2018	2017 (a)	Change
Net sales	$2,765,695	$2,252,590	23%
Royalty income	22,451	16,030	40%
Total revenues	2,788,146	2,268,620	23%
Costs and operating expenses
Cost of goods sold	1,384,977	1,142,476	21%
Selling, general and administrative expenses	1,172,287	966,468	21%
Total costs and operating expenses	2,557,264	2,108,944	21%
Operating income	230,882	159,676	45%
Interest, net	(23,884)	(20,607)	16%
Other income (expense), net	(20,666)	(3,217)	*
Income from continuing operations before income taxes	186,332	135,852	37%
Income taxes	26,379	28,760	(8)%
Income from continuing operations	159,953	107,092	49%
Income from discontinued operations, net of tax	405	2,797	*
Net income	$160,358	$109,889	46%
Earnings per common share - basic (b)
Continuing operations	$0.41	$0.27	50%
Discontinued operations	—	0.01	*
Total earnings per common share - basic	$0.41	$0.28	47%
Earnings per common share - diluted (b)
Continuing operations	$0.40	$0.27	50%
Discontinued operations	—	0.01	*
Total earnings per common share - diluted	$0.40	$0.27	46%
Weighted average shares outstanding
Basic	394,165	397,065
Diluted	399,548	400,512
Cash dividends per common share	$0.46	$0.42	10%

* Calculation not meaningful

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year. In connection with the change in fiscal year end to the Saturday closest to March 31 from the Saturday closest to December 31, VF's current fiscal year will run from April 1, 2018 through March 30, 2019 (“Fiscal 2019”). For presentation purposes herein, all references to periods ended June 2018 and June 2017 relate to the 13-week fiscal period ended June 30, 2018 and the 13-week fiscal period ended July 1, 2017, respectively, and references to March 2018 relate to the balance sheet as of March 31, 2018.

(a) In the first quarter of fiscal 2019, the Company adopted ASU 2017-07, "Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" and restated the prior period to conform to current year presentation. For the three months ended June 2017, operating income increased and other income (expense), net decreased by $1.6 million.

(b) Amounts have been calculated using unrounded numbers.

VF CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June	March	June
	2018	2018	2017
ASSETS
Current assets
Cash and equivalents	$467,917	$680,762	$672,045
Accounts receivable, net	1,428,535	1,408,587	1,143,573
Inventories	1,993,825	1,861,441	1,663,052
Other current assets	439,870	732,533	418,980
Total current assets	4,330,147	4,683,323	3,897,650

Property, plant and equipment	1,018,164	1,011,617	903,024
Goodwill and intangible assets	4,000,438	3,813,329	3,213,690
Other assets	843,005	803,041	1,159,364
Total assets	$10,191,754	$10,311,310	$9,173,728

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,316,923	$1,525,106	$921,109
Current portion of long-term debt	6,189	6,265	253,783
Accounts payable	675,581	583,004	492,480
Accrued liabilities	1,001,602	1,024,454	763,771
Total current liabilities	3,000,295	3,138,829	2,431,143

Long-term debt	2,156,627	2,212,555	2,111,623
Other liabilities	1,308,455	1,271,830	986,623
Total liabilities	6,465,377	6,623,214	5,529,389
Stockholders' equity	3,726,377	3,688,096	3,644,339
Total liabilities and stockholders' equity	$10,191,754	$10,311,310	$9,173,728

VF CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended June
	2018 (a)	2017 (a)
Operating activities
Net income	$160,358	$109,889
Depreciation and amortization	71,130	65,470
Other adjustments	45,656	30,257
Cash provided by operating activities	277,144	205,616

Investing activities
Business acquisitions, net of cash received	(321,395)	—
Proceeds from sale of businesses, net of cash sold	288,273	208,215
Capital expenditures	(68,919)	(37,355)
Software purchases	(21,546)	(13,074)
Other, net	(5,643)	(324)
Cash (used) provided by investing activities	(129,230)	157,462

Financing activities
Net (decrease) increase from short-term borrowings, long-term debt and other	(215,940)	631,635
Purchases of treasury stock	—	(762,007)
Cash dividends paid	(181,517)	(164,893)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	53,500	11,430
Cash used by financing activities	(343,957)	(283,835)
Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(19,998)	(10,583)
Net change in cash, cash equivalents and restricted cash	(216,041)	68,660
Cash, cash equivalents and restricted cash - beginning of year	689,190	608,280
Cash, cash equivalents and restricted cash - end of period	$473,149	$676,940

(a) The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statements of Cash Flows.

VF CORPORATION
Supplemental Financial Information
Reportable Segment Information
(Unaudited)
(In thousands)

	Three Months Ended June			% Change Constant Currency (a)	% Change Organic (b)
	2018	2017 (a)	% Change
Segment revenues
Outdoor	$568,600	$536,250	6%	3%	0%
Active	1,136,937	909,290	25%	22%	25%
Work	442,602	206,857	114%	114%	8%
Jeans	603,767	587,903	3%	2%	3%
Other	36,240	28,320	28%	28%	28%
Total segment revenues	$2,788,146	$2,268,620	23%	21%	12%
Segment profit (loss)
Outdoor	$(83,495)	$(62,018)	(35)%	(31)%
Active	269,197	184,628	46%	42%
Work	55,244	34,159	62%	62%
Jeans	87,049	81,258	7%	5%
Other	2,160	(322)	*	*
Total segment profit	330,155	237,705	39%	36%
Corporate and other expenses	(119,939)	(81,246)	48%	47%
Interest, net	(23,884)	(20,607)	16%	16%
Income from continuing operations before income taxes	$186,332	$135,852	37%	32%

VF's reportable segments reflect how the chief operating decision maker allocates resources and assesses performance and are comprised of the following primary brands:

Outdoor - Outdoor apparel, footwear and equipment
Primary brands: The North Face®, Timberland® (excluding Timberland PRO®), Smartwool®, Icebreaker® and Altra®

Active - Active apparel, footwear and accessories
Primary brands: Vans®, Kipling®, Napapijri®, JanSport®, Reef®, Eastpak® and Eagle Creek®

Work - Work and work-inspired lifestyle apparel and footwear and occupational apparel
Primary brands: Dickies®, Bulwark®, Red Kap®, Timberland PRO®, Wrangler® RIGGS, Walls®, Terra®, Kodiak® and Horace Small®

Jeans - Denim and casual apparel
Primary brands: Wrangler® (excluding Wrangler® RIGGS), Lee® and Rock & Republic®

Other - not considered a reportable segment
Sales of non-VF products at VF Outlet® stores and results from transition services related to the sale of Nautica®

The business segment information provided above reflects the changes in the Company's operating structure for all periods presented. These changes had no impact on VF's consolidated results of operations.

(a) Refer to constant currency definition on the following pages.

(b) Excludes the operating results of Williamson-Dickie, Icebreaker® and Altra®. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP to Non-GAAP Measures" page for additional information.

* Calculation not meaningful

VF CORPORATION
Supplemental Financial Information
Reportable Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended June 2018
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues
Outdoor	$568,600	$(15,843)	$552,757
Active	1,136,937	(26,862)	1,110,075
Work	442,602	(509)	442,093
Jeans	603,767	(2,436)	601,331
Other	36,240	—	36,240
Total segment revenues	$2,788,146	$(45,650)	$2,742,496
Segment profit (loss)
Outdoor	$(83,495)	$1,993	$(81,502)
Active	269,197	(7,338)	261,859
Work	55,244	6	55,250
Jeans	87,049	(1,943)	85,106
Other	2,160	—	2,160
Total segment profit	330,155	(7,282)	322,873
Corporate and other expenses	(119,939)	383	(119,556)
Interest, net	(23,884)	—	(23,884)
Income from continuing operations before income taxes	$186,332	$(6,899)	$179,433
Diluted earnings per share growth	50%	(5)%	45%

Constant Currency Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(Unaudited)
(In thousands, except per share amounts)

Three Months Ended June 2018	As Reported under GAAP	Transaction and Deal Related Costs (a)	Impact of Tax Act (b)	Adjusted	Contribution from Acquisitions (c)	Adjusted Organic
Revenues	$2,788,146	$—	$—	$2,788,146	$(248,822)	$2,539,324

Gross profit	1,403,169	4,323	—	1,407,492	(105,423)	1,302,069
Percent	50.3%			50.5%	42.4%	51.3%

Operating income	230,882	19,155	—	250,037	(20,164)	229,873
Percent	8.3%			9.0%	8.1%	9.1%

Diluted earnings per share from continuing operations (d)	0.40	0.04	(0.01)	0.43	(0.04)	0.39

(a) Transaction and deal related costs for the three months ended June 2018 include acquisition and integration costs related to the acquisitions of Williamson-Dickie and the Icebreaker® and Altra® brands. The transaction and deal related costs resulted in a net tax benefit of $3.5 million. The diluted earnings per share impact was calculated using 399,548,000 shares.

(b) On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”). Measurement period adjustments related to the provisional net charge were recorded during the three months ended June 30, 2018, resulting in a tax benefit of $2.9 million. The diluted earnings per share impact was calculated using 399,548,000 shares.

(c) The contribution from acquisitions represents the operating results of Williamson-Dickie for the three months ended June 2018, the operating results of Icebreaker® beginning on the acquisition date of April 3, 2018 and the operating results of Altra® beginning on the acquisition date of June 1, 2018. The operating results of all acquisitions exclude transaction and deal related costs. The contribution from acquisitions resulted in tax expense of $3.2 million and the diluted earnings per share impact was calculated using 399,548,000 shares.

(d) Amounts shown in the table have been calculated using unrounded numbers.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis, on an adjusted basis, which excludes the impact of transaction and deal related costs and the provisional impact of tax reform, and on an adjusted organic basis, which excludes the operating results of Williamson-Dickie, Icebreaker® and Altra®. Contributions from acquisitions also exclude transaction and deal related costs. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION
Supplemental Financial Information
Top 5 Brand Revenue Information
(Unaudited)

	Three Months Ended June 2018
Top 5 Brand Revenue Growth	Americas	EMEA	APAC	Global
Vans®
% change	36%	33%	34%	35%
% change constant currency*	36%	23%	27%	32%
The North Face®
% change	0%	21%	32%	8%
% change constant currency*	0%	12%	26%	5%
Timberland®
% change	6%	5%	(11)%	2%
% change constant currency*	6%	(1)%	(14)%	(1)%
Wrangler®
% change	5%	5%	(5)%	4%
% change constant currency*	6%	(1)%	(3)%	5%
Lee®
% change	(4)%	7%	13%	1%
% change constant currency*	(3)%	1%	7%	(1)%

*Refer to constant currency definition on previous pages.

VF CORPORATION
Supplemental Financial Information
Geographic and Channel Revenue Information
(Unaudited)

	Three Months Ended June 2018
	% Change	% Change Constant Currency*	% Change Organic (a)
Geographic Revenue Growth
U.S.	20%	20%	11%
EMEA	32%	24%	18%
APAC	24%	18%	14%
China	45%	35%	31%
Americas (non-U.S.)	21%	23%	5%
International	27%	22%	14%

	Three Months Ended June 2018
	% Change	% Change Constant Currency*	% Change Organic (a)
Channel Revenue Growth
Wholesale	23%	21%	10%
Direct-to-consumer	22%	20%	16%
Digital	54%	50%	33%

	As of June
	2018 (b)	2017
DTC Store Count
Total	1,513	1,432

*Refer to constant currency definition on previous pages.

(a) Excludes the operating results of Williamson-Dickie, Icebreaker® and Altra®. Refer to Non-GAAP financial information on "Reconciliation of Select GAAP to Non-GAAP Measures" page for additional information.

(b) The June 2018 DTC store count includes 97 Williamson-Dickie, Icebreaker® and Altra® stores.

VF CORPORATION
Supplemental Financial Information
Revised Reportable Segment Information - Trailing Twelve Months Ended March 31, 2018
(Unaudited)
(In thousands)

	Three Months Ended July 1, 2017	Three Months Ended September 30, 2017	Three Months Ended December 30, 2017	Three Months Ended March 31, 2018	Trailing Twelve Months Ended March 31, 2018
Segment revenues
Outdoor	$536,250	$1,381,002	$1,456,654	$888,039	$4,261,945
Active	909,290	1,089,616	983,983	1,071,598	4,054,487
Work	206,857	210,062	482,827	442,258	1,342,004
Jeans	587,903	682,884	692,506	623,266	2,586,559
Other	28,320	29,370	33,313	20,285	111,288
Total segment revenues	$2,268,620	$3,392,934	$3,649,283	$3,045,446	$12,356,283
Segment profit (loss)
Outdoor	$(62,018)	$250,596	$275,509	$44,673	$508,760
Active	184,628	273,092	198,872	237,620	894,212
Work	34,159	34,260	57,509	40,024	165,952
Jeans	81,258	117,563	93,196	103,805	395,822
Other	(322)	(782)	209	(3,074)	(3,969)
Total segment profit	$237,705	$674,729	$625,295	$423,048	$1,960,777

The information provided above reflects changes in VF's reportable segment information for all periods presented - see segment discussion at "Supplemental Financial Information - Reportable Segment Information" for additional detail.

Non-GAAP Financial Information

In connection with the change in fiscal year end to the Saturday closest to March 31 from the Saturday closest to December 31, VF's current fiscal year will run from April 1, 2018 through March 30, 2019 (“Fiscal 2019”).

The financial metrics provided for the trailing twelve months ended March 31, 2018 are a non-GAAP measure and have been presented in order to provide a comparison that aligns with VF's new fiscal year end. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
Vice President, Corporate Development, Investor Relations and
Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications